Exhibit 5.1

March 28, 2011

Arena Pharmaceuticals, Inc.

6166 Nancy Ridge Drive

San Diego, CA 92121

Ladies and Gentlemen:

You have requested my opinion with respect to certain matters in connection with the offering by ARENA PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), of 12,150,000 shares of the Company’s common stock, par value $0.0001 (the “Common Shares”) and 12,150 shares of the Company’s Series C Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Shares” and, together with the Common Shares, the “Shares”) pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-166481) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus dated May 10, 2010 (the “Base Prospectus”), and the prospectus supplement relating to the Shares filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). (The Base Prospectus and Prospectus Supplement are collectively referred to as the “Prospectus.”) All of the Shares are to be sold by the Company as described in the Registration Statement and Prospectus.

In connection with this opinion, I have examined and relied upon the Registration Statement, the Prospectus, the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended, its Amended and Restated Bylaws, and the originals or copies certified to my satisfaction of such records, documents, certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I have assumed the genuineness and authenticity of all documents submitted to me as originals, and the conformity to originals of all documents submitted to me as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that: (i) the Common Shares and the Preferred Shares, when sold in accordance with the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable and (ii) the common stock issuable upon the conversion of the Preferred Shares, when issued upon the conversion of the Preferred Shares in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

I consent to the reference to me under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Steven W. Spector
Steven W. Spector